UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

April 17, 2015

Date of Report (date of Earliest Event Reported)

CHUMA HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

NEVADA	000-53447	20-5893809
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

20945 Devonshire Street, Suite 208
Chatsworth, CA 91311
 (Address of principal executive offices and zip code)
(702) 751-8455
(Registrant’s telephone number, including area code)

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02         Departure of Directors or Certain Officers’ Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Jordan Shapiro

 On April 17, 2015, Jordan Shapiro resigned as Chuma Holdings, Inc.’s (the “Company”) Chief Executive Officer (“CEO”) and member of the Board, effective immediately. The Company anticipates that it will continue to have a working relationship with Mr. Shapiro, but in a lesser capacity.

Appointment of Kevin Wright

            On April 17, 2015, the Board appointed Kevin Wright, 41, as CEO of the Company.

            Mr. Wright has served in a variety of senior executive and directorship positions, including a director position at a private marketing and advertising company. Mr. Wright has worked for businesses in Canada, the United States, and the United Kingdom where he was instrumental in formulating successful marketing strategies for clients such as Vonage, IBM, Akzo Nobel, Rogers, CIBC, and Molson’s. Over the course of his 20-year career, Mr. Wright has been an award-winning director for multi-national marketing and advertising companies.

            On September 3, 2014, Mr. Wright began working for the Company as its President. The Company decided to offer Mr. Wright the role of CEO after having the opportunity to work with Mr. Wright, and evaluate his ability to read and predict market and customer needs.

SIGNATURES

            Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                                                                                                                                                                                      CHUMA HOLDINGS, INC.

Date: April 17, 2015                                                                                                                                                                                                                         By:/s/ Kevin Wright

                                                                                                                                                                                                                                                             Kevin Wright

                                                                                                                                                                                                                                                             President